Exhibit 99.2

Caladrius Biosciences Appoints Industry Veteran, Anne Whitaker, to Board of Directors

BASKING RIDGE, N.J. (November 2, 2020) – Caladrius Biosciences, Inc. (Nasdaq: CLBS) (“Caladrius” or the “Company”), a clinical-stage biopharmaceutical company dedicated to the development of cellular therapies designed to reverse, not manage, disease, today announced the appointment of Anne Whitaker to its Board of Directors. Ms. Whitaker is a seasoned healthcare executive bringing to Caladrius 28 years of experience in the life science industry, including senior leadership roles with large pharmaceutical, biotech and specialty pharma companies, and with a proven track record of building and leading high performance teams to successfully commercialize pharmaceuticals, consumer products and medical devices.

“It is with great pleasure that we welcome Anne Whitaker to the Board of Directors,” said Gregory B. Brown, MD, Caladrius’ Board Chairman. “Anne brings a wealth of experience to Caladrius gained over a distinguished career in executive roles in the life sciences industry. Her knowledge and experience in business strategy, business development, regulatory affairs, leadership and organizational development and commercialization will be invaluable to the Company as we continue to advance Caladrius’ clinical programs through late-stage development and commercialization.”

“Anne is an accomplished leader, and we are delighted to welcome her to the Board,” said David J. Mazzo, PhD, President and Chief Executive Officer of Caladrius. “She brings a deep understanding of our industry and keen strategic insights that will bring an important perspective to the Board.”

Ms. Whitaker is currently the CEO of Aerami Therapeutics (formerly Dance Biopharm Holdings, Inc.), a private life science company reimaging the treatment of chronic diseases with their inhaled therapies. Prior to Aerami, Anne served as the CEO and President of KNOW Bio, LLC, a privately held life science company, and the founding CEO of its subsidiary, Novoclem Therapeutics, Inc., from February 2017 until April 2018 where she oversaw the raise of >$12M in seed capital and signed technology partnerships with multiple partners to advance the company’s nitric oxide platform. Previously, Anne was Executive Vice President and Company Group Chairman at Bausch Health, where she was responsible for overseeing its Global Branded Pharmaceutical Business. Prior to that, Anne served as President and Chief Executive Officer of Synta Pharmaceuticals. She also served as President of the North American Region and CEO of Sanofi US at Sanofi SA (Euronext Paris: SAN---FR), where she oversaw all pharmaceutical and consumer healthcare operations for the region and held several commercial leadership roles at GlaxoSmithKline.

Ms. Whitaker also serves as an independent director on the board of Cree, Inc. (Nasdaq: CREE) an LED and semiconductor company, Mallinckrodt plc (NYSE: MKN), a specialty pharmaceutical company, and UDG Healthcare plc (London Exchange: UDGHC), a pharmaceutical services company. She also serves on the Board of Trustees for the University of North Alabama, her alma mater. She has previously served on the board of Vectura, Plc (London

Exchange: VEC-GB), Synta Pharmaceuticals, Inc. (Nasdaq: SNTA) now Madrigal Pharmaceuticals, Inc. (Nasdaq: MDGL), Novoclem Therapeutics, Inc., KNOW Bio, LLC, and Foundation Board for the North Carolina School of Mathematics and Science. In addition to her public company board work and private company CEO role, she is an active industry advisor to private equity and venture capital funds in the U.S. and Europe.

“It’s an honor to be appointed to Caladrius’ Board of Directors and I’m excited for the opportunity to provide additional perspectives and insights at such an important time in the Company’s evolution,” said Ms. Whitaker. “Caladrius’ CD34+ cell therapy technology has the potential to revolutionize the treatment of ischemic diseases and I look forward to working with the Company’s very talented and dedicated team to create value for patients and shareholders.”

Ms. Whitaker holds a Bachelor of Science degree in chemistry from the University of North Alabama.

About Caladrius Biosciences

Caladrius Biosciences, Inc. is a clinical-stage biopharmaceutical company dedicated to the development of cellular therapies designed to reverse, not manage, disease. We are developing first-in-class cell therapy products based on the finely tuned mechanisms for self-repair that exist in the human body. Our technology leverages and enables these mechanisms in the form of specific cells, using formulations and modes of delivery unique to each medical indication.

The Company’s current product candidates include: HONEDRA® (formerly CLBS12), recipient of SAKIGAKE designation and eligible for early conditional approval in Japan for the treatment of critical limb ischemia (“CLI”) based on the results of an ongoing clinical trial; CLBS14, a Regenerative Medicine Advanced Therapy (“RMAT”) designated therapy for which the Company has finalized with the U.S. Food and Drug Administration (the “FDA”) a protocol for a Phase 3 confirmatory trial in subjects with no-option refractory disabling angina (“NORDA”); CLBS16, the subject of a recently completed positive Phase 2a clinical trial in the U.S. for the treatment of coronary microvascular dysfunction (“CMD”); and CLBS119, an emergent CD34+ stem cell therapy responding to the COVID-19 pandemic and the potentially permanent damage the virus inflicts on the lungs of many patients. For more information on the company, please visit www.caladrius.com.

Contact:

Investors: Caladrius Biosciences, Inc.
John Menditto Vice President, Investor Relations and Corporate Communications
Phone: +1-908-842-0084
Email: jmenditto@caladrius.com
Media: W2O Group
Christiana Pascale
Phone: +1-212-257-6722
Email: cpascale@w2ogroup.com

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